Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-281787, 333-75762, 333-130651, 333-159918, 333-211908, 333-218273, 333-238628, and 333-255878 on Form S-8 of Bunge Global SA of our report dated March 1, 2024, relating to the financial statements of Viterra Limited appearing in this Current Report on Form 8-K dated September 9, 2024.

/s/ Deloitte LLP

London, United Kingdom

September 9, 2024